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                                                                 EXHIBIT 99.4



                CONSENT OF BANCBOSTON ROBERTSON STEPHENS INC.

     We hereby consent to the inclusion of our opinion dated October 14, 1999 to the Board of Directors of Millennium Pharmaceuticals, Inc. ("Millennium") relating to the proposed business combination involving Millennium and Leukosite, Inc. (the "Merger") in the Registration Statement on Form S-4 (the "Registration Statement") of Millennium, covering common stock of Millennium to be issued in connection with the Merger. We also consent to the references to our opinion made in the Registration Statement under the captions "SUMMARY--Fairness Opinions of Financial Advisors", "THE MERGER--Background of the Merger", "THE MERGER--Reasons for the Merger; Recommendation of the LeukoSite Board--Millennium's Reasons for the Merger", "THE MERGER--Opinion of Financial Advisor to Millennium" and "THE MERGER AGREEMENT--Representations and Warranties." In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

                                          BancBoston Robertson Stephens Inc.
                                          New York, New York
                                          November 3, 1999